Exhibit (iv)

1401 H Street NW Suite 1150 Washington, DC 20005	TEL FAX WEB	800.643.4246 202.682.2425 icimutual.com

Via Email

October 15, 2025

Ms. Christina Gee
Executive Director
Morgan Stanley
Risk & Insurance Management 1585 Broadway, 16th Floor
New York, NY 10036

Re:	Eaton Vance Funds
ICI Mutual Insurance Company Blanket Bond No. 00125125B (“Bond”) ICI Mutual D&O/E&O Policy No. 00125125D (“Policy”)
ICI Mutual IDL Policy No. 00125125I (“IDL Policy”)

Dear Christina:

I hereby confirm that the premiums and taxes due for the above referenced Bond, Policy, and IDL Policy have been paid for the period September 1, 2025 through September 1, 2026.

If you have any questions regarding any of the enclosed information, please contact the undersigned.

Sincerely,

/s/ Swenitha Nalli
Swenitha Nalli
Senior Underwriter

ICI MUTUAL INSURANCE GROUP

ICI MUTUAL INSURANCE COMPANY, A RISK RETENTION GROUP | ICIM SERVICES, INC. | ICI MUTUAL INSURANCE BROKERS, INC.